Exhibit 10.59

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATES SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

SECURED CONVERTIBLE MINIMUM BORROWING NOTE

FOR VALUE RECEIVED, ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION a Delaware corporation (the “Borrower”) promises to pay to LAURUS MASTER FUND, LTD., c/o Ogier Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands, Fax: 345-949-9877 (the “Holder”) or its registered assigns, on order, the sum of One Million Five Hundred Thousand Dollars ($1,500,000), of, if different, the aggregate principal amount of all “Loans” (as such term is defined in the Security Agreement referred to below), together with any accrued and unpaid interest hereon, on August 26, 2006 (the “Maturity Date”).

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Security Agreement between Borrower and the Holder dated as of August 14, 2003 (as amended, modified and supplemented from time to time, the “Security Agreement”).

The following terms shall apply to this Minimum Borrowing Note (the “Note”):

ARTICLE I
INTEREST

1.1  Interest Rate.  Subject to Sections 5.3 and 6.7 hereof, interest payable on this Note shall accrue at a rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time, plus three quarters percent (0.75%) (the “Contract Rate”), provided, however, that solely for the period beginning on the date hereof and ending on February 15, 2004 the Contract Rate shall be five percent (5%).  The Prime Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in such rate in accordance with the terms of the Security Agreement. Subject to Section 1.2, the Contract Rate shall not be less than five percent (5.0%).

1.2  Contract Rate Adjustments and Payments.  The Contract Rate shall be calculated on a monthly basis and be subject to adjustment as follows: if (i) the Borrower shall have registered the shares of the Borrower’s common stock underlying the conversion of all currently issued and outstanding Minimum Borrowing Notes and that certain warrant issued to Holder of even date herewith on a registration statement declared effective by the Securities Exchange Commission, and (ii) the volume weighted average price of the Common Stock as reported by Bloomberg, L.P. on the principal market for the five (5) trading days immediately preceding a Interest Payment Date (defined below) (the “VWAP”) exceeds the then applicable Fixed Conversion Price, the Contract Rate for the succeeding calendar month shall automatically be (iii) the prime rate minus by twenty five basis points (25 b.p.) if the VWAP is equal to or greater than 130% of, but less than 150% of, the then applicable Fixed conversion Price (iv) the prime rate minus by seventy five basis points (75 b.p.) if the VWAP is equal to or greater than 150% of, but less than 175% of, the then applicable Fixed conversion Price for such period or (v) the prime rate minus by one and one quarter percent (1.25%) if the VWAP is 175% or greater than the then applicable Fixed conversion Price (the “Discounted Interest Rate”). If the VWAP is less than 130% of the Fixed Conversion Price, the discounted Interest Rate shall be the Contract Rate. Interest shall be payable monthly in arrears commencing on September 1, 2003 and on the first day of each consecutive calendar month thereafter, (each, an “Interest Payment Date”).

ARTICLE II
ADVANCES, PAYMENTS UNDER NOTE

2.1.          Mechanics of Advances.  All Loans evidenced by this Note shall be made in accordance with the terms and provisions of the Security Agreement.

2.2.          Fixed Conversion Price.  For purposes hereof, subject to Section 3.5 hereof, the “Fixed Conversion Price” means, (i) $1.45 for the first cumulative issuance of 190,000 shares of Common Stock converted pursuant to the terms hereof, (ii) $1.81 for the second cumulative issuance of 190,000 shares of Common Stock converted pursuant to the terms hereof, and (iii) $2.57 for the cumulative issuance of 342,646 shares of Common Stock converted pursuant to the terms hereof.  Thereafter, the Fixed Conversion Price shall be reset to 105 % of the volume weighted average closing prices for the Common Stock on the Principal Market, or on any securities exchange or other securities market on which the Common Stock is then being listed or traded, for the five (5) trading days immediately prior to the $1,500,000 aggregation of each respective new (serialized) Minimum Borrowing Note.

2.2           No Effective Registration.  Notwithstanding anything to the contrary herein, none of the Borrower’s obligations to the Holder may be converted into Common Stock unless (i) an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued in connection with satisfaction of such obligations exists, (ii) no Event of Default hereunder exists and is continuing, unless such Event of Default is cured within any applicable cure period or is otherwise waived in writing by the Holder in whole or in part at the Holder’s option (iii) an exemption from registration of the Common Stock is available to pursuant to Rule 144 of the Securities Act.

2.3.          Optional Redemption in Cash.  The Borrower will have the option of prepaying this Note (“Optional Redemption”) by paying to the Holder a sum of money equal to one hundred thirty percent (130%) of the principal amount of this Note together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Security Agreement, or any Ancillary Agreement (as defined in the Security Agreement) (the “Redemption Amount”) on the day written notice of redemption (the “Notice of Redemption”) is given to the Holder. The Notice of Redemption shall specify the date for such Optional Redemption (the “Redemption Payment Date”) which date shall be seven (7) days after the date of the Notice of Redemption (the “Redemption Period”). A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has previously delivered a Notice of Conversion (defined below) pursuant to Section 3.1, or for conversions elected to be made by the Holder pursuant to Section 3.1 during the Redemption Period.  The Redemption Amount shall be determined as if such Holder’s conversion elections had been completed immediately prior to the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount (plus any additional interest and fees accruing on the Notes during the Redemption Period) must be irrevocably paid in full in immediately available funds to the Holder.  In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date, then such Redemption Notice will be null and void.

ARTICLE III
HOLDER’S CONVERSION RIGHTS

3.1.          Optional Conversion. Subject to the terms of this Article III, the Holder shall have the right, but not the obligation, at any time until the Maturity Date, or thereafter during an Event of Default (as defined in Article V), and, subject to the limitations set forth in Section 3.2 hereof, to convert all or any portion of the outstanding Principal Amount and/or accrued interest and fees due and payable into fully paid and nonassessable shares of the Common Stock at the Fixed Conversion Price. The shares of Common Stock to be issued upon such conversion are herein referred to as the “Conversion Shares.”

3.2.          Conversion Limitation.  Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that would be convertible into that number of Conversion Shares which would exceed the difference between the number of shares of Common Stock beneficially owned by such Holder or issuable upon exercise of warrants held by such Holder and 2.50% of the outstanding shares of Common Stock of the Borrower.  For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder.  The Holder may void the Conversion Shares limitation described in this Section 3.2 upon the occurrence and during the continuance beyond any applicable grace period of an Event of Default, by written notice to the Borrower.

3.3.          Mechanics of Holder’s Conversion. In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (“Notice of Conversion”) to the Borrower and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees that are being converted.  On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date.  Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the “Conversion Date”).  A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.  Pursuant to the terms of the Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel within one (1) business day of the date of the delivery to Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder’s designated broker with the Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within three (3) business days after receipt by the Borrower of the Notice of Conversion (the “Delivery Date”). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

3.4.          Late Payments. The Borrower understands that a delay in the delivery of the shares of Common Stock in the form required pursuant to this Article beyond the Delivery Date could result in economic loss to the Holder.  As compensation to the Holder for such loss, the Borrower agrees to pay late payments to the Holder for late issuance of such shares in the form required pursuant to this Article III upon conversion of the Note, in the amount equal to the greater of (i) $500 per business day after the Delivery Date and (ii) the holder’s actual damages arising form such delayed delivery.    The Borrower shall pay any payments incurred under this Section 3.4 in immediately available funds, upon demand of Holder.

3.5.          Adjustment Provisions. The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.2 shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A.            Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

B.            Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Fixed Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

C.            Share Issuances.  Subject to the provisions of this Section 3.5, if the Borrower shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or securities convertible into Common Stock to a person other than the Holder (except (i) pursuant to Subsections A or B above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding as disclosed to Holder in writing; or (iii) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Borrower) for a consideration per share (the “Offer Price”) less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price shall be immediately reset to such lower Offer Price. For purposes hereof, the issuance of any security of the Borrower convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Fixed Conversion Price at the time of issuance of such securities.

D.            Computation of Consideration. For purposes of any computation respecting consideration received pursuant to Subsection C above, the following shall apply:

(a)           in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Borrower for any underwriting of the issue or otherwise in connection therewith;

(b)           in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Borrower (irrespective of the accounting treatment thereof); and

(c)           Upon any such exercise, the aggregate consideration received for such securities shall be deemed to be the consideration received by the Borrower for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Borrower upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (a) and (b) of this Subsection (D)).

3.6.          Reservation of Shares. During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note.  The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

3.7.          Registration Rights.  The Holder has been granted registration rights with respect to the shares of Common Stock issuable upon conversion of this Note as more fully set forth in a Registration Rights Agreement dated the date hereof.

ARTICLE IV
EVENTS OF DEFAULT

The occurrence of any of the following events is an Event of Default (“Event of Default”):

4.1.          Failure to Pay Principal, Interest or other Fees.  The Borrower fails to pay when due any installment of principal, interest or other fees hereon or on any other Note issued pursuant to the Security Agreement, when due in accordance with the terms of such Note, provided, however, that the Company shall have five (5) business days to cure any such payment default.

4.2.          Breach of Covenant.  The Borrower breaches any covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) days after the occurrence thereof.

4.3.          Breach of Representations and Warranties.  Any material representation or warranty of the Borrower or the Subsidiary Guarantor made herein, or the Security Agreement, or in any Ancillary Agreement shall be false or misleading, in any material respect.

4.4.          Stop Trade.  An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for 5 consecutive days or 5 days during a period of 10 consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Borrower shall not have been able to cure such trading suspension within 30 days of the notice thereof or list the Common Stock on another Principal Market within 60 days of such notice.  The “Principal Market” for the Common Stock shall include the NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock), or any securities exchange or other securities market on which the Common Stock is then being listed or traded.

4.5.          Receiver or Trustee.  If the Borrower or the Subsidiary Guarantor shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing.

4.6.          Judgments.  Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of ninety (90) days.

4.7.          Default Under Related Agreement.  The occurrence of an Event of Default under and as defined in the Security Agreement and/or the Ancillary Agreements.

ARTICLE V
DEFAULT PAYMENTS

5.1.          Default Payment.  If an Event of Default occurs and is continuing beyond any applicable grace period, the Holder, at its option, may elect, in addition to all rights and remedies of Holder under the Security Agreement and all obligations of Borrower under the Security Agreement, to require the Borrower to make a Default Payment (“Default Payment”).  The Default Payment shall be 120% of the outstanding principal amount of the Note, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable hereunder. The Default Payment shall be applied first to any fees due and payable to Holder pursuant to the Notes or the Ancillary Agreements, then to accrued and unpaid interest due on the Notes and then to outstanding principal balance of the Notes.

5.2.          Default Payment Date and Default Notice Period.  The Default Payment shall be due and payable on the fifth business day after an Event of Default as defined in Article IV (“Default Payment Date”) has occurred and is continuing beyond any applicable grace period.  The period between date upon which of an Event of Default has occurred and is continuing beyond any applicable grace period and the Default Payment Date shall be the “Default Period.”  If during the Default Period, the Borrower cures the Event of Default, the Event of Default will no longer exist and any additional rights the Holder had triggered by the occurrence and continuance of an Event of Default will no longer exist.  If the Event of Default is not cured during the Default Notice Period, all amounts payable hereunder shall be due and payable on the Default Payment Date, all without further demand, presentment or notice, or grace period, all of which hereby are expressly waived.

5.3.          Default Interest Rate.  Following the occurrence and during the continuance of an Event of Default, interest on this Note shall automatically be determined as set forth in Section 5(a)(iii) of the Security Agreement, and all outstanding Obligations, including unpaid interest, shall continue to accrue interest from the date of such Event of Default at such interest rate applicable to such Obligations until such Event of Default is cured or waived.

5.4.          Cumulative Remedies.  The remedies under this Note shall be cumulative.

ARTICLE VI
MISCELLANEOUS

6.1.          Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.2.          Notices.  Any notice herein required or permitted to be given shall be in writing and provided in accordance with the terms of the Security Agreement.

6.3.          Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as it may be amended or supplemented.

6.4.          Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Security Agreement.

6.5.          Cost of Collection.  If default is made in the payment of this Note, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

6.6.          Governing Law, Dispute Resolution.

(a) This agreement and the ancillary agreements shall be governed by and construed and enforced in accordance with the laws of the state of New York applicable to contracts made and performed in such state, without regard to the conflicts of law provisions thereof.

(b) Any dispute, controversy or claim arising under, out of or relating to this Agreement, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall be referred to and finally determined by arbitration in accordance with the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) and conducted by a single arbitrator in accordance with the Rules in the City of New York, State of New York.  In the event of any conflict between this Agreement and such rules, the provisions of this Agreement shall govern.

(c) The arbitrator shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of this Agreement or to award punitive damages. The decision of the arbitrator shall be final and incontestably binding upon the parties and not subject to appeal.  Judgment upon any award may be entered in any court of competent jurisdiction.  Each party shall share equally the fees and expenses of the arbitrator.  Prevailing party shall be entitled to recover from the opposing party all attorneys fees, costs, expenses, and costs of arbitration.  This arbitration provision shall be deemed to be self-executing, and in the event that either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party notwithstanding said failure to appear.

6.7.          Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

6.8.          Security Interest.  The Holder of this Note has been granted a security interest in certain assets of the Borrower more fully described in a Security Agreement dated as of August 14, 2003.

6.9.          Construction.  Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

6.10         This Secured Convertible Minimum Borrowing Note and the Secured Revolving Note issued to the Holder in connection herewith amend, restate and supercede in its entirety (and are given in substitution for and not in satisfaction of) that certain $5,000,000 Secured Convertible Note made by the Borrower in favor of Holder dated August 14, 2003, which Secured Convertible Note shall be deemed cancelled by substitution upon the execution and delivery of this Secured Convertible Minimum Borrowing Note and the Secured Revolving Note to Holder.

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Borrower has caused this Secured Convertible Minimum Borrowing Note to be signed in its name effective as of August 14, 2003.

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION

By:

Name:
Title:

WITNESS:

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Note)

The undersigned hereby elects to convert $                   of the principal and $                   of the interest due on the Secured Convertible Minimum Borrowing Note issued by ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION on August 14, 2003 into Shares of Common Stock of ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION (the “Borrower”) according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:

Conversion Price:

Shares To Be Delivered:

Signature:

Print Name:

Address:

Holder DWAC instructions